EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

BROWN SHOE COMPANY, INC.

February 2, 2002
Name	State or Country of Incorporation

Brown California, Inc.	California
Brown Cayman Ltd.	Cayman Islands
Brown Group Dublin Limited	Ireland
Brown Group International, Inc.	Delaware
Brown Group Retail, Inc.	Pennsylvania
Brown Missouri, Inc.	Missouri
Brown Retail Development Company	Louisiana
Brown Shoe Company of Canada, Ltd.	Canada
Brown Shoe de Mexico, S.A. de C.V.	Mexico
Brown Shoe Investment Company, Inc.	Delaware
Brown Shoe International Sales and Licensing S.r.l.	Italy
Brown Shoe International Sales and Licensing Limited	Hong Kong
Brown Texas, Inc.	Texas
Buster Brown & Co.	Missouri
CV Missouri L.L.C.	Missouri
Laysan Company Limited	Hong Kong
Leeway International Company Limited	Hong Kong
Maryland Square, Inc.	Missouri
Maserati Footwear, Inc.	New York
PIC International Corporation	Cayman Islands
Pagoda International Corporation do Brazil, LTDA	Brazil
Pagoda International Footwear Limited	Hong Kong
Pagoda Leather Limited	Hong Kong
Pagoda Trading Company, Inc.	Missouri
Pagoda Trading North America, Inc.	Missouri
Shoes.com (55% owned)	Delaware
Sidney Rich Associates, Inc.	Missouri
Whitenox Limited	Hong Kong

Exhibit 21

Subsidiaries of the Registrant (Continued)

Brown Group Retail, Inc. does business under the following names:

All About Shoes
Factory Brand Shoes
Famous Footwear
Naturalizer
Naturalizer Etc.
Naturalizer Outlet
Naturalizer Shoes
Naturalizer West
Supermarket of Shoes
Warehouse Shoes

Brown Shoe Company of Canada, Ltd. does business under the following names:

Exalt
F. X. LaSalle
Naturalizer